SMART-TEK SIGNS AGREEMENT TO DISTRIBUTE MONITORING TECHNOLOGY IN FIGHT AGAINST BIRD FLU

CORTE MADERA, Calif.--(Primezone)—November 14, 2005—Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that the company has signed an exclusive licensing agreement with SES Investment (China) Ltd. to market and distribute its RFID tracking technology for the tracking and monitoring of birds for the possible spread of the  H5N1 Avian Influenza in China.

The initial term of the agreement is for a period of two (2) years and is automatically renewed for an additional two (2) years if aggregate purchases during the initial two (2) year term exceed $5,000,000.00.  Provisions of the agreement also secure a 50% revenue sharing arrangement for Smart-tek Solutions Inc. for all sales of in China.

Speaking from China, Mr. Donald Gee, Chairman and CEO of Smart-tek Solutions, Inc. said, “We plan to immediately and aggressively market Smart-tek Solution, Inc.’s technology and expertise in the security, surveillance and monitoring sectors to the Chinese government and regulatory agencies responsible for the containment and reporting of the Bird Flu virus”.  He further added, “The Bird Flu epidemic in China is a grave concern for the Chinese and for citizens of the World.  We must act quickly to contain its spread.”

Mr. Goodwin Wang, Managing Director of SES Investments (China) Ltd. said, “We are very pleased to have entered into this agreement with Smart-tek Solutions, Inc.  We will work closely with Smart-tek Solutions, Inc. to introduce their tracking system to China immediately.”

Smart-tek Solutions, Inc. strategy for the containment of the Bird Flu virus is to leverage its expertise in the security, surveillance and monitoring sectors and apply its available technologies to prevent and/or deter poultry farmers and bird keepers from falsifying their records of the number of birds under their control, ownership and/or care.  In Asia, it has been reported that poultry farmers and bird keepers regularly and frequently, falsify their records to prevent the culling of their livestock.  The primary reason for falsifying their records or not disclosing cases of Bird Flu virus is normally the result of a lack of or inadequate amount of compensation for the culling of their birds.

Many poor nations currently affected by the H5N1 virus lack adequate surveillance and reporting mechanisms and cannot compensate farmers for poultry culls. Africa, which many experts believe will be the next front line in the fight against Bird Flu, faces similar problems.

Evidence that the Bird Flu virus is not yet controlled, it was reported on November 11, 2005, that the deadly H5N1 strain for the Avian Influenza has been found in one of two birds culled by authorities in Kuwait and in China a new outbreak in the Northeast province of Liaoning has been reported with 121 people with fever and flu-like symptoms.

Smart-tek Solutions, Inc. technology includes but is not limited to the ability to tag, program and count the specific number of birds, with end user defined rules, utilizing RFID protocols.  Data such as 1) the number of birds 2) owner information 3) location information 4) species information and 5) inspection dates can all be programmed utilizing case by case specific needs of Organizations, Governments and Agencies.

More information about Smart-tek Solutions Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

     Smart-tek Solutions Inc.

     Neil Jacobs, 415-738-8887

     ir@smart-teksolutions.com